 Contacts:
              Community Central Bank Corp. -Ray Colonius, SVP, CFO P:586 783 4500
              Marcotte Financial Relations - Mike Marcotte P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES
RECORD YEAR TO DATE EARNINGS                                   FOR IMMEDIATE RELEASE

3rd Quarter 2005 Highlights
  Record nine-month earnings exceed entire annual 2004 earnings
  Assets total $448 million
  Trust division operational
              MOUNT CLEMENS, Mich., October 27, 2005 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted earnings for the third quarter and record earnings for the nine months ended September 30, 2005, David A. Widlak, President and Chief Executive Officer, reported today.

              Net income for the third quarter of 2005 decreased 5.7% to $751,000, or $0.20 per diluted share, as compared to $796,000, or $0.26 per diluted share, for the third quarter of 2004. While net income for the current quarter declined, net income for the current nine-month period increased 60.9% to $2,333,000, or $0.67 per diluted share, compared to $1,450,000, or $0.48 per diluted share, for the nine months ended September 30, 2004. Annual net income for all of 2004 was $2,207,000, a record year.

              Mr. Widlak said, "We are pleased to report record year to date net income for the period ended September 30, 2005. Our year to date earnings have now surpassed any prior year annual results. Our total assets have increased to a record $448 million. The net income for the third quarter of 2005 was lower than the third quarter 2004, due in part to the expenses associated with implementing our new trust and wealth management business line, which has been operational for three months. On a comparative basis, the third quarter of 2004 was supplemented by gains on the sale of portfolio loans and available for sale investments, which combined totaled $309,000, compared to $54,000 in the third quarter of 2005. We continue to build a solid foundation for growth, as we invest in the infrastructure of people and technology, providing our customers a full array of banking and trust services. In addition to the trust and wealth- management services, we continued to grow our lending niche by hiring two experienced commercial lending officers to serve our growing Rochester Hills, Oakland County market place. Another initiative has been to expand and diversify our geographic footprint through the addition of residential mortgage origination offices of Community Central Mortgage Company, with the newest addition serving the Rockford Illinois market."

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Community Central Bank Corp.
Q3/9-month 2005 results

              Net interest income was $3.2 million during the third quarter of 2005, an increase of $189,000, or 6.3%, over the third quarter 2004. The increase was attributable to growth in earning assets. The net interest margin, as measured on a tax equivalent basis, was 3.15% for the third quarter of 2005, compared with 3.28% for the third quarter of 2004. The net interest margin in the third quarter was affected by the relative mix of earning assets, with an increase in investment securities, providing incremental net interest income growth, but at a lower relative interest rate spread than loans.

              Net interest income was $9.5 million for the nine months ended September 30, 2005, which was an increase of $782,000, or 9.0% over the nine months ended September 30, 2004. The net interest margin, as measured on a tax equivalent basis, was 3.26% for the first nine months of 2005, compared with 3.24% for the first nine months of 2004. Growth in earning assets resulted in the increase in net interest income.

              No provision for credit losses was made in the third quarter of 2005, due in part to the net recovery position through September 30, 2005, and overall credit quality considerations. The provision for credit losses for the first nine months of 2005 was $100,000, and in contrast to the provision recorded for the first nine months of 2004, which was $1.9 million. The large provision in 2004 was primarily attributable to a fraud related loan charge off associated with one relationship for which a partial recovery was recorded this year. Year to date loan recoveries exceeded loan charge offs by $194,000, or 8 basis points, on an annualized basis, compared to total average loans.

              Noninterest income in the third quarter of 2005 was $1.4 million, a decrease of $418,000 compared to the third quarter of 2004. The decrease was partially due to a decrease in gains from the sale of residential mortgage loans, due to lower origination loan volumes than in the past year. As mentioned above, gains on the sale of portfolio loans and gains on the sale of available for sale securities decreased $210,000 and $45,000, respectively from the third quarter of 2004. Noninterest income for the first nine months of 2005 of $3.5 million decreased $1.6 million from the first nine months of 2004, for the same reasons.

              Noninterest expense was $3.5 million for the third quarter of 2005 compared to $3.4 million for the third quarter of 2004. The increase in noninterest expense of $95,000 or 2.8% was largely centered on other operating expenses connected with the growth of the Corporation. While salary and benefit costs remained flat, decreases in salary and benefit costs attributable to lower mortgage originations were offset by increases from trust and commercial lending operations. Noninterest expense for the first nine months of 2005 of $9.6

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Community Central Bank Corp.
Q3/9-month 2005 results

million was down $438,000 or 4.4% primarily due to lower commission expense paid on a corresponding lower volume of mortgage loan origination activity, coupled with lower overall overhead costs in the mortgage company operations.

              At September 30, 2005, the Corporation's total assets were $448.4 million, an increase of $56.7 million or 14.5% from December 31, 2004. Total loans of $328.0 million increased $22.5 million or 7.4% from December 31, 2004, with the largest area of loan growth occurring in commercial real estate loans. Total deposits of $297.4 million increased $18.5 million, or 6.6%, over December 31, 2004, with the largest segment of growth occurring in time deposits and in NOW accounts. Total stockholder's equity increased $9.6 million to $35.2 million at September 30, 2005. The increase in stockholder's equity was due in part to the successful rights offering in February 2005 and common shares issued in the merger of River Place Financial, adding $5.3 million and $2.7 million in capital, respectively.

              Total nonperforming loans as a percentage of total portfolio loans was 0.59% at September 30, 2005, an increase from 0.25% at December 31, 2004, but compares to industry norms. The allowance for loan losses was $3.7 million at September 30, 2005 or 1.12% of total loans, versus $3.4 million or 1.11% at December 31, 2004. Year to date net loan recoveries was 8 basis points on an annualized basis compared to total average loans.

              Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana and Northern Illinois. The Trust and Wealth management division of the Bank called River Place Trust is located at the 100 North Main Street, Mount Clemens main office location.

              Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws;

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Community Central Bank Corp.
Q3/9-month 2005 results

changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q3/9-month 2005 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended September 30,		Nine months ended September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2005	2004	2005	2004
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$6,257	$4,991	$17,586	$14,558
Interest expense	3,082	2,005	8,119	5,873
Net Interest Income	3,175	2,986	9,467	8,685
Provision for credit losses	----	250	100	1,850
Net Interest Income after Provision	3,175	2,736	9,367	6,835
Noninterest income	1,379	1,797	3,501	5,125
Noninterest expense	3,520	3,425	9,610	10,048
Income before Taxes	1,034	1,108	3,258	1,912

Provision for income taxes	283	312	925	462
Net Income	$751	$796	$2,333	$1,450

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
PER SHARE DATA
Basic earnings per share	$0.21	$0.27	$0.68	$0.49
Diluted earnings per share	$0.20	$0.26	$0.67	$0.48
Book value per share at end of period	$9.66	$8.33	$9.66	$8.33
Basic average shares outstanding (000's)	3,623	2,973	3,413	2,969
Diluted average shares outstanding (000's)	3,717	3,041	3,504	3,040
Actual shares outstanding at end of period (000's)	3,648	3,005	3,648	3,005
Net interest margin (fully taxable equivalent)	3.15%	3.28%	3.26%	3.24%

Average and outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q3/9-month 2005 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data- continued

	Unaudited September 30,	Audited December 31,
	2005	2004
	(In thousands)
Assets
Cash and equivalents	$8,655	$7,183
Investments	82,792	55,832
Residential mortgage loans held for sale	7,260	6,491
Total gross loans	327,986	305,439
Allowance for loan losses	(3,671)	(3,377)
Other assets	25,372	19,970
Total Assets	$448,394	$391,538

Liabilities and Stockholders' Equity
Deposits	$297,378	$278,856
Repurchase agreements	21,711	11,492
Federal Home Loan Bank advances	81,560	63,360
Other liabilities	2,195	1,929
Subordinated debentures	10,310	10,310
Stockholders' equity	35,240	25,591
Total Liabilities and Stockholders' Equity	$448,394	$391,538

OTHER DATA
Allowance for loan losses to total loans	1.12%	1.11%
Allowance for loan losses
to nonperforming loans	190.90%	435.74%
Nonperforming loans to total loans	0.59%	0.25%
Nonperforming assets to total assets	0.56%	0.37%
Stockholders' equity to total assets	7.86%	6.54%
Tier 1 Leverage Ratio	10.02%	8.47%

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